EXHIBIT 99.2
TRENT T. DANIEL, FOUNDER OF THE ONE WORLD DOLL PROJECT, INTERVIEWS WITH SECFILINGS TV

ONE WORLD HOLDINGS, INC. – Houston, Texas – December 23, 2013.  The One World Doll Project, subsidiary of One World Holdings, Inc. [OTCQB: OWOO] (the “Company”) announced today the release of an exclusive SECFILINGS TV interview with its founder, Trent T. Daniel.

“As the Company moves into its next phase of growth and following the recent announcement of an upcoming reverse split of the Company’s common stock, we see this as a good time to interview with SECFILINGS TV to lay out the details of our 2014 success plan,” stated Joanne Melton, CEO of the Company.

The interview with Mr. Daniel and a full transcript thereof may be viewed on the One World Doll Project website at www.oneworlddolls.com.

About The One World Doll Project

During her 15 years at Mattel™, Stacey McBride-Irby designed and created countless fashions and concepts for the iconic Barbie® line.

The One World Doll Project has developed an exciting line of multi-cultural and fashion dolls that it anticipates will have a major impact in the months ahead.  The Prettie Girls! OWP doll line is unique in their look, their backgrounds and their stories that capture the essence of what every little girl can embrace and relate to.  The Prettie Girls! Ms. McBride-Irby, along with the One World Doll Project, believes that little girls and their mothers are looking for images of beauty and fashion that mirror the same colors, shapes and physical characteristics that they themselves possess.

More information about One World Holdings, Inc., Stacey McBride-Irby and The One World Doll Project Story and Team can be found at www.oneworlddolls.com.

Mattel, Barbie, So in Style and the Mattel, Barbie and So In Style logos are trademarks of Mattel Inc., registered in the U.S. and other countries. All other trademarks are the property of their respective owners.
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Notice Regarding Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of One World Holdings, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. One World Holdings, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Sarah Daniel
The One World Doll Project, Inc.
1-866-440-1470 ext. 150
sdaniel@oneworlddolls.com